Exhibit 23

Consent Of Independent Registered Public Accounting Firm

Board of Directors

United Community Bancorp

Lawrenceburg, Indiana

We consent to incorporation by reference in Registration Statement No. 333-132939 and 333-138765 on Form S-8 of United Community Bancorp of our Report of Independent Registered Public Accounting Firm, dated September 7, 2012, on the consolidated balance sheets of United Community Bancorp as of June 30, 2012 and 2011, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for the two years in the period ended June 30, 2012 which reports appear in the 2012 annual report on Form 10-K of United Community Bancorp.

/s/ Clark, Schaefer, Hackett & Co.

Cincinnati, Ohio

September 7, 2012